Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact:   Ian Bailey
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS THIRD QUARTER RESULTS
AND UPDATES GUIDANCE

MIAMI – October 24, 2013 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported third quarter results, updated its 2013 outlook and provided early commentary for 2014.

KEY HIGHLIGHTS
Third quarter results were better than expected, driven by stronger close-in demand and good cost control which more than offset the revenue and cost impacts from Celebrity Millennium’s unscheduled drydock.  Constant-Currency Net Yield for the third quarter increased 2.6%, which was 110 basis points better than the mid-point of previous guidance.  Stronger close-in demand in Europe and Asia, as well as robust onboard revenue drove the revenue improvement.

>
Adjusted earnings per share (“adjusted EPS”), which excludes a special charge of $12.2 million for restructuring and related expenses, was $1.71 per share for the third quarter.  U.S. GAAP EPS (after the charge) was $1.65.

>	Constant-Currency Net Yield outlook for the full year has been raised to an increase of approximately 3%. NCC excluding fuel outlook is unchanged at an increase of 1% to 2%.
>	Full year adjusted EPS is now expected to be $2.30 to $2.35 (raising the mid-point by 7.5¢ per share).
>
The order book for 2014 remains ahead on both load factor and rate.  Most markets and products are showing year-over-year improvement, including Europe, Alaska and Asia, while advanced bookings for the Caribbean are somewhat weaker.

>	2014 should be the fifth consecutive year for yield growth and current earnings estimates are consistent with Street consensus of $3.06 per share.

“We are beginning to see the payoff from our efforts to improve returns during these challenging times,” said Richard D. Fain, chairman and chief executive officer.  “We have a ways to go, but our strategy and our investments are driving higher revenues and achieving cost efficiencies that bode well for 2014 and beyond.  We are especially grateful for our employees’ dedication to our profitability improvement initiatives,” Fain continued.

THIRD QUARTER RESULTS
Royal Caribbean today announced third quarter 2013 adjusted net income of $377.9 million, or $1.71 per share, versus net income of $367.8 million or $1.68 per share, in the third quarter of 2012.  US GAAP net income, including the $12.2 million of restructuring and related charges was $365.7 million or $1.65 per share.

NCC excludes exceptional items such as the restructuring and related charges so that period-over-period comparisons are more meaningful.  Net yields are not affected by these charges.

Net Yields on a Constant-Currency basis increased 2.6% during the third quarter.  Ticket revenue, particularly in Europe, exceeded expectations and on-board revenue yields increased 7.0% during the quarter.  The company also experienced better than expected close-in demand for its sailings in China.  The combination of these improvements more than offset the impact of the Millennium unscheduled drydock.

Constant-Currency NCC excluding fuel increased 3.9% – in line with expectations – despite such pressures as the Millennium drydock. Bunker pricing net of hedging for the third quarter was $668 per metric ton and consumption was 323,000 metric tons.  Currency translation rates for the quarter were in line with prior expectations.

OUTLOOK

Full Year 2013
The company’s yield outlook has improved for the full year 2013.  Constant-Currency Net Yield outlook for the full year has been raised to an increase of approximately 3%.  Constant-Currency expectations for NCC excluding fuel are unchanged at an increase of

1% to 2%.  Fuel costs are expected to be $3 million lower than previously calculated due primarily to energy conservation measures and the Millennium unscheduled drydock.

Based on the above and current fuel prices and currency exchange rates, the company expects that full year adjusted earnings per share will increase to a range of $2.30 to $2.35 per share.

Fourth Quarter 2013
Constant-Currency Net Yields are expected to be up 2% to 3% in the fourth quarter of 2013 and NCC excluding fuel are expected to increase 1% to 2% on a Constant-Currency basis.  Based on current fuel pricing and currency exchange rates, the company expects that fourth quarter adjusted earnings will be in the range of $0.15 to $0.20 per share.

The company expects to incur additional restructuring and related expenses during the fourth quarter, on top of the $13.9 million it has recorded year-to-date.

Booking Environment
The company’s booked load factors are currently ahead of the same time last year in all four quarters of 2014.  Booked prices for the first quarter are in-line with the same time last year and are up for the second, third and fourth quarters.  Caribbean bookings have consistently been running ahead of the same time last year, although slightly below on a capacity adjusted basis.

“Caribbean pricing remains under some pressure, but while it is early in the booking cycle, we expect yields in the Caribbean to be flat to only slightly down in 2014,” said Jason T. Liberty, chief financial officer. “Fortunately, the summer Caribbean is a core strength of ours and with the improvements we are seeing in our other products, we are forecasting overall yield improvement in the low single digits for 2014,” said Liberty.

Booked load factors and rate are both up significantly year-over-year for Europe, which will account for 22% of the company’s capacity in 2014.  Despite the continued territorial dispute between China and Japan, Asian bookings are up considerably. Advanced bookings for Alaska and the company’s other product lines are also providing encouragement for yield improvement.

FUEL EXPENSE & GUIDANCE SUMMARY

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $230 million and $920 million of fuel expense in its fourth quarter 2013 and full year 2013 guidance, respectively.

Forecasted consumption is now 63% hedged via swaps for the remainder of 2013 and 56%, 45%, 25% and 5% hedged for 2014, 2015, 2016 and 2017, respectively.  For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $563, $618, $639, $612 and $640, respectively.

The company provided the following fuel statistics for the fourth quarter and full year 2013:

FUEL STATISTICS	Fourth Quarter 2013	Full Year 2013
Fuel Consumption (metric tons)	337,900	1,340,400
Fuel Expenses	$230 million	$920 million
Percent Hedged (fwd consumption)	63%	63%
Impact of 10% change in fuel prices	$8 million	$8 million

In summary, the company provided the following guidance for the fourth quarter and full year of 2013:

GUIDANCE	As-Reported	Constant-Currency
Fourth Quarter 2013
Net Yields	Approx. 2%	2% to 3%
Net Cruise Costs per APCD	1% to 2%	1% to 2%
Net Cruise Costs per APCD excluding Fuel	Approx. 2%	1% to 2%

Full Year 2013
Net Yields	2% to 3%	Approx. 3%
Net Cruise Costs per APCD	1% to 2%	1% to 2%
Net Cruise Costs per APCD excluding Fuel	Approx. 2%	1% to 2%

	Fourth Quarter 2013	Full Year 2013
Capacity Increase	Flat	0.8%
Depreciation and Amortization	$185 to $195 million	$750 to $760 million
Interest Expense, net	$65 to $75 million	$310 to $320 million
Adjusted EPS	$0.15 to $0.20	$2.30 to $2.35

1% Change in Currency	$2 million	$2 million (Q4)
1% Change in Net Yield*	$14 million	$14 million (Q4)
1% Change in NCC x fuel	$9 million	$9 million (Q4)
*For the full year a 1% Net Yield change is approximately $60 million in 2014.

Exchange rates used in guidance calculations
	Current – October	Previous – July
GBP	$1.62	$1.54
CAD BRL AUD EUR	$0.97 $0.45 $0.94 $1.36	$0.97 $0.45 $0.92 $1.32

LIQUIDITY AND FINANCING ARRANGEMENTS
As of September 30, 2013, liquidity was $2.6 billion, including cash and the undrawn portion of the company’s unsecured credit facilities.  The company noted that remaining scheduled debt maturities for 2013, 2014, 2015 and 2016 are $0.6 billion, $1.5 billion, $1.0 billion and $1.0 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for 2013, 2014, 2015 and 2016 are $0.7 billion, $1.2 billion, $1.2 billion and $2.0 billion, respectively.

Capacity increases for 2013, 2014, 2015, and 2016 are 0.8%, 1.8%, 6.8%, and 6.9%, respectively.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Time Zone today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Represents GAAP net income adjusted for certain items where the company believes that the adjustment is meaningful when assessing our performance on a comparative basis.  In the third quarter of 2013 these charges totaled $12.2 million for restructuring and related items.

Adjusted Earnings Per Share (adjusted EPS)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.

Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”)
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses.  NCC also excludes charges described above such as those related to restructuring.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs (and Net Cruise Costs Excluding Fuel) to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with an additional six under construction contracts.  They operate diverse itineraries around the world that call on approximately 455 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2013 and the costs and yields expected in 2013 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and incidents or adverse publicity concerning the cruise vacation industry and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow

(####)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Passenger ticket revenues	$1,672,051	$1,635,033	$4,432,542	$4,319,478
Onboard and other revenues	639,698	591,357	1,673,194	1,562,396
Total revenues	2,311,749	2,226,390	6,105,736	5,881,874
Cruise operating expenses:
Commissions, transportation and other	378,291	366,100	1,017,734	994,535
Onboard and other	178,269	166,356	440,466	404,932
Payroll and related	213,860	201,644	632,758	618,277
Food	119,104	111,315	351,117	334,240
Fuel	215,686	213,434	689,809	680,389
Other operating	311,591	289,476	890,726	867,078
Total cruise operating expenses	1,416,801	1,348,325	4,022,610	3,899,451
Marketing, selling and administrative expenses	249,954	243,877	781,936	756,049
Depreciation and amortization expenses	188,541	182,051	564,089	541,957
Restructuring and related charges	12,244	-	13,922	-
Operating Income	444,209	452,137	723,179	684,417

Other income (expense):
Interest income	3,299	4,744	10,451	16,062
Interest expense, net of interest capitalized	(79,654)	(84,977)	(256,713)	(266,749)
Extinguishment of unsecured senior notes	(4,206)	(7,485)	(4,206)	(7,485)
Other income (expense)	2,053	3,360	(6,037)	(15,155)
	(78,508)	(84,358)	(256,505)	(273,327)
Net Income	$365,701	$367,779	$466,674	$411,090

Earnings per Share:
Basic	$1.66	$1.69	$2.13	$1.89
Diluted	$1.65	$1.68	$2.11	$1.87

Adjusted Earnings per Share-Diluted	$1.71	$1.68	$2.18	$1.87

Weighted-Average Shares Outstanding:
Basic	219,744	217,940	219,450	217,797
Diluted	221,004	219,296	220,744	219,263

Comprehensive Income (Loss)
Net Income	$365,701	$367,779	$466,674	$411,090
Other comprehensive income (loss):
Foreign currency translation adjustments	6,164	1,331	369	(7,690)
Change in defined benefit plans	5,423	-	10,716	-
Gain (loss) on cash flow derivative hedges	61,573	81,322	56,515	(59,460)
Total other comprehensive income (loss)	73,160	82,653	67,600	(67,150)

Comprehensive Income	$438,861	$450,432	$534,274	$343,940

STATISTICS
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Passengers Carried	1,259,204	1,246,730	3,694,893	3,707,423
Passenger Cruise Days	9,302,555	9,203,801	26,633,114	26,401,129
APCD	8,667,948	8,581,222	25,334,240	25,061,920
Occupancy	107.3%	107.3%	105.1%	105.3%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$209,567	$194,855
Trade and other receivables, net	342,021	281,421
Inventories	160,225	146,295
Prepaid expenses and other assets	258,567	207,662
Derivative financial instruments	48,295	57,827
Total current assets	1,018,675	888,060

Property and equipment, net	17,494,039	17,451,034
Goodwill	436,647	432,975
Other assets	1,136,884	1,055,861
	$20,086,245	$19,827,930

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,942,849	$1,519,483
Accounts payable	396,482	351,587
Accrued interest	120,585	106,366
Accrued expenses and other liabilities	623,664	541,722
Customer deposits	1,760,985	1,546,993
Total current liabilities	4,844,565	4,066,151
Long-term debt	5,980,912	6,970,464
Other long-term liabilities	498,684	482,566

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
230,223,320 and 229,080,109 shares issued, September 30, 2013
and December 31, 2012, respectively)	2,302	2,291
Paid-in capital	3,137,112	3,109,887
Retained earnings	6,103,290	5,744,791
Accumulated other comprehensive loss	(66,916)	(134,516)
Treasury stock (10,308,683 common shares at cost, September 30, 2013 and December 31, 2012)	(413,704)	(413,704)
Total shareholders' equity	8,762,084	8,308,749
	$20,086,245	$19,827,930

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	Nine Months Ended
	September 30,
	2013	2012
Operating Activities
Net income	$466,674	$411,090
Adjustments:
Depreciation and amortization	564,089	541,957
Loss (gain) on derivative instruments not designated as hedges	8,634	(3,052)
Loss on extinguishment of debt	4,206	7,485
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	14,278	42,484
(Increase) decrease in inventories	(13,541)	423
Increase in prepaid expenses and other assets	(28,363)	(39,410)
Increase in accounts payable	43,415	46,836
Increase (decrease) in accrued interest	14,219	(2,305)
Increase in accrued expenses and other liabilities	29,496	11,688
Increase in customer deposits	131,237	80,993
Cash received on settlement of derivative financial instruments	-	69,684
Other, net	(4,240)	4,383
Net cash provided by operating activities	1,230,104	1,172,256

Investing Activities
Purchases of property and equipment	(534,046)	(429,309)
Cash (paid) received on settlement of derivative financial instruments	(8,451)	19,058
Investments in unconsolidated affiliates	(60,426)	-
Cash payments received on loan to unconsolidated affiliate	23,372	23,512
Proceeds from the sale of ship	-	9,811
Other, net	1,147	(6,395)
Net cash used in investing activities	(578,404)	(383,323)

Financing Activities
Debt proceeds	1,519,464	915,000
Debt issuance costs	(51,720)	(48,190)
Repayments of debt	(2,065,965)	(1,607,919)
Dividends paid	(54,159)	(65,293)
Proceeds from exercise of common stock options	13,626	3,703
Other, net	1,140	1,228
Net cash used in financing activities	(637,614)	(801,471)

Effect of exchange rate changes on cash	626	(8,411)

Net increase (decrease) in cash and cash equivalents	14,712	(20,949)
Cash and cash equivalents at beginning of period	194,855	262,186
Cash and cash equivalents at end of period	$209,567	$241,237

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$232,769	$242,680

Non cash Investing Activities
Purchase of property and equipment through asset trade in	$46,375	$-

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2013	2013 On a Constant Currency basis	2012	2013	2013 On a Constant Currency basis	2012
Passenger ticket revenues	$1,672,051	$1,672,634	$1,635,033	$4,432,542	$4,455,851	$4,319,478
Onboard and other revenues	639,698	636,837	591,357	1,673,194	1,670,598	1,562,396
Total revenues	$2,311,749	$2,309,471	$2,226,390	$6,105,736	$6,126,449	$5,881,874
Less:
Commissions, transportation and other	378,291	377,123	366,100	1,017,734	1,022,147	994,535
Onboard and other	178,269	177,402	166,356	440,466	439,687	404,932
Net revenues	$1,755,189	$1,754,946	$1,693,934	$4,647,536	$4,664,615	$4,482,407

APCD	8,667,948	8,667,948	8,581,222	25,334,240	25,334,240	25,061,920
Gross Yields	$266.70	$266.44	$259.45	$241.01	$241.82	$234.69
Net Yields	$202.49	$202.46	$197.40	$183.45	$184.12	$178.85

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2013	2013 On a Constant Currency basis	2012	2013	2013 On a Constant Currency basis	2012
Total cruise operating expenses	$1,416,801	$1,410,101	$1,348,325	$4,022,610	$4,024,843	$3,899,451
Marketing, selling and administrative expenses	249,954	249,314	243,877	781,936	781,244	756,049
Gross Cruise Costs	$1,666,755	$1,659,415	$1,592,202	$4,804,546	$4,806,087	$4,655,500
Less:
Commissions, transportation and other	378,291	377,123	366,100	1,017,734	1,022,147	994,535
Onboard and other	178,269	177,402	166,356	440,466	439,687	404,932
Net Cruise Costs	$1,110,195	$1,104,890	$1,059,746	$3,346,346	$3,344,253	$3,256,033
Less:
Fuel	215,686	216,316	213,434	689,809	692,925	680,389
Net Cruise Costs Excluding Fuel	$894,509	$888,574	$846,312	$2,656,537	$2,651,328	$2,575,644

APCD	8,667,948	8,667,948	8,581,222	25,334,240	25,334,240	25,061,920
Gross Cruise Costs per APCD	$192.29	$191.44	$185.54	$189.65	$189.71	$185.76
Net Cruise Costs per APCD	$128.08	$127.47	$123.50	$132.09	$132.01	$129.92
Net Cruise Costs Excluding Fuel per APCD	$103.20	$102.51	$98.62	$104.86	$104.65	$102.77

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	September 30,	December 31,
	2013	2012
Long-term debt, net of current portion	$5,980,912	$6,970,464
Current portion of long-term debt	1,942,849	1,519,483
Total debt	7,923,761	8,489,947
Less: Cash and cash equivalents	209,567	194,855
Net Debt	$7,714,194	$8,295,092

Total shareholders' equity	$8,762,084	$8,308,749
Total debt	7,923,761	8,489,947
Total debt and shareholders' equity	$16,685,845	$16,798,696
Debt-to-Capital	47.5%	50.5%
Net Debt	$7,714,194	$8,295,092
Net Debt and shareholders' equity	$16,476,278	$16,603,841
Net Debt-to-Capital	46.8%	50.0%

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net Income	$365,701	$367,779	$466,674	$411,090
Restructuring and related charges	12,244	-	13,922	-
Adjusted Net Income	$377,945	$367,779	$480,596	$411,090

Weighted-Average Shares Outstanding - Diluted	221,004	219,296	220,744	219,263

Earnings per Share - Diluted	$1.65	$1.68	$2.11	$1.87
Restructuring and related charges	0.06	-	0.07	-
Adjusted Earnings per Share - Diluted	$1.71	$1.68	$2.18	$1.87